UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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QUESTAR CORPORATION ________________________________________________________________________________ (Name of Registrant as Specified In Its Charter)
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QUESTAR CORPORATION 180 East 100 South P. O. Box 45433 Salt Lake City, Utah 84145-0433

______________________________________ NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on May 20, 2003 _______________________________________

          The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at the Marriott Oklahoma City Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112, on Tuesday, May 20, 2003, at 10:00 a.m., local time. The purpose of the meeting is to:

1. Elect four directors; 2. Act on any other matters that may come before the meeting.

          Only holders of common stock at the close of business on March 24, 2003, may vote at the Annual Meeting or any adjournment of it. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

By Order of the Board of Directors /s/ Connie C. Holbrook
Connie C. Holbrook Senior Vice President, General Counsel, and Secretary
Salt Lake City, Utah April 7, 2003
YOUR VOTE IS IMPORTANT.

          It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.

QUESTAR CORPORATION PROXY STATEMENT May 20, 2003

          The Board of Directors of Questar Corporation is soliciting proxies from its stockholders to be used at the Annual Meeting on Tuesday, May 20, 2003. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company for three-year terms that expire in May of 2006. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question and answer format.

Q: What am I voting on?

A:  You can cast your votes to elect four nominees to serve new three-year terms. The nominees for new three-year terms are four incumbent directors: W. Whitley Hawkins, Robert E. Kadlec, Keith O. Rattie, and Harris H. Simmons.

Q: Who can vote?
A: Stockholders who owned shares as of the close of business on March 24, 2003. Each holder is entitled to one vote for each share held on such date.
Q: How do I vote?

A:  Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card, but do not indicate how you want to vote, your shares will be voted for the named nominees. You have the right to revoke your proxy by notifying the Company's Corporate Secretary prior to the meeting, by returning a later dated proxy, or by voting in person at the Annual Meeting.

If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the Company.
Q: What does it mean if I get more than one proxy card?

A:  It means that you hold shares registered in more than one account. Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q: Who is soliciting my proxy?
A: Questar's Board of Directors.
Q: Who is paying for the solicitation?
A: The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.
Q: What constitutes a quorum?

A:  On March 24, 2003, the Company had 82,450,260 shares of common stock. A majority of the shares, or 41,225,131 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting. The Company's Bylaws provide that votes "withheld" from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q: Who can attend the Annual Meeting?

A:  Any stockholder of record as of March 24, 2003, can attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q: How will my vote be handled on other matters?

A:  Questar's Bylaws limit the matters presented at an Annual Meeting to those in the notice, those properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days but not more than 120 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See "Other Matters" on page 19 for a detailed discussion of the Company's Bylaw requirements.)

Q: When are stockholder proposals due for the next Annual Meeting?

A:  To be considered for presentation at the Company's Annual Meeting scheduled for May of 2004 and included in the proxy statement, a stockholder proposal must be received at the Company's office no later than December 8, 2003.

ELECTION OF DIRECTORS
The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

         The Board of Directors has selected W. Whitley Hawkins, Robert E. Kadlec, Keith O. Rattie, and Harris H. Simmons as the nominees for election to three-year terms that expire in May of 2006. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

          All of the nominees have advised the Company that they are willing to serve as directors. However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, in their discretion, for any other person.

          Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting appear below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement.

Nominees

          Mr. W. Whitley Hawkins owns HBI, Inc., which manufactures chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 71, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association.

          Mr. Robert E. Kadlec has a venture capital firm, Bentley Capital Corp. He is age 69, and has been a director of the Company since 1987. He is a director of British Pacific Properties Ltd., International Forest Products Ltd., Eaton Power Corporation, and Consolidated First Fund Capital Corp. and serves on the Boards of Trustees for the Vancouver International Airport Authority and the Vancouver Police Foundation.

          Mr. Keith O. Rattie was appointed to serve as a director of the Company effective February 1, 2001, concurrently with his appointment as the Company's President and Chief Operating Officer. He was named to the position of Chief Executive Officer effective May 1, 2002. Prior to his appointment, Mr. Rattie, age 49, served as Senior Vice President of The Coastal Corporation from 1997 to January 30, 2001. He also serves as a director of Zions First National Bank, Interstate Natural Gas Association of America and Gas Technology Institute.

          Mr. Harris H. Simmons is the Chairman, President and Chief Executive Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank. He is age 48 and has served as a director since 1992. He also serves as a director of O. C. Tanner Company.

Continuing Directors (Present Term Expires in 2004)

          Ms. Teresa Beck, age 48, has served as a director since 1999. She was President of American Stores from 1998 to 1999, and was American Stores' Chief Financial Officer from 1993 to 1998. She is a director of Textron, Inc.; Albertson's Inc.; Lexmark International, Inc.; and a trustee of Intermountain Health Care, The Children's Center, the David Eccles School of Business at the University of Utah, and The Nature Conservancy of Utah.

          Mr. R. D. Cash has served as the Company's Chairman of the Board since May of 1985. He also served as the Company's Chief Executive Officer from May of 1984 to May of 2002 and as the President from May of 1984 to February 1, 2001. Mr. Cash, age 60, has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, Associated Electric and Gas Insurance Services Limited, and Texas Tech Foundation, Inc..

          Mr. Robert E. McKee, III, age 56, was appointed to serve as a director of the Company effective April 1, 2003, to fill a vacancy left by the mid-2002 resignation of Scott S. Parker. Mr. McKee retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 7 years as Executive Vice President, Exploration (1996-2003). He is a director of the American Petroleum Institute and member of the advisory committee for the University of Texas engineering department.

          Mr. Gary G. Michael, age 62, has been a director since 1994. He served as Chairman and Chief Executive Officer of Albertson's, Inc. from February of 1991 to April of 2001. He is a director of Boise Cascade Corporation, Idacorp Inc., Harrah's Entertainment Inc., and The Clorox Company.

          Mr. Charles B. Stanley, age 44, serves the Company as Executive Vice President. He has served as a director of the Company since November 1, 2002 when he was appointed to fill the remainder of a term left vacant by the retirement of Gary L. Nordloh. Mr. Stanley has responsibility for the Company's Market Resources activities and is the President and Chief Executive Officer of each entity within that group, e.g. Wexpro Company (oil and gas development) and Questar Exploration and Production Company (oil and gas exploration and production).

Continuing Directors (Present Term Expires in 2005)

          Mr. Patrick J. Early, age 70, served as Vice Chairman of Amoco Corporation from July of 1992 until his retirement in April of 1995. He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 until his retirement.

          Mr. L. Richard Flury, age 55, retired as Chief Executive, Gas and Power for BP plc on December 31, 2001. He had served in this position from January of 1999 to his retirement. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp. including Chief Executive for worldwide exploration and production. He was first elected to the Board in May of 2002.

          Mr. James A. Harmon, age 67, served as a director of the Company from 1976 to 1997, when he resigned to serve as Chairman and President of the Export-Import Bank of the United States. He was reappointed to serve as a director in June of 2001after his term with the Export-Import Bank ended. He currently has an investment banking firm, Harmon & Co. LLC. Mr. Harmon served as Chairman and Chief Executive Officer of Wertheim Schroder & Co. from 1986 through December 31, 1995, and as Senior Chairman until June of 1997.

          Mr. D. N. Rose serves the Company as Executive Vice President. He has responsibility for the Company's Regulated Services and is the President and Chief Executive Officer of each corporate entity within that group, e.g., Questar Gas Company (retail natural gas distribution) and Questar Pipeline Company (interstate transmission of natural gas). He has served as a director of the Company since 1984. Mr. Rose, age 58, is also a trustee of Westminster College. Mr. Rose has announced his resignation as an executive officer and director of the Company effective April 30, 2003. As of this date, the Nominating Committee has not recommended the appointment or election of an individual to replace Mr. Rose.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
Board Committees

The following section contains information about Board Committees:
Name of Director	Finance/Audit	Management Performance	Nominating	Executive
T. Beck	X	X	X
R. D. Cash				X
P. J. Early		X1	X	X
L. R. Flury	X
J. A. Harmon	X	X
W. W. Hawkins		X	X1	X
R. E. Kadlec	X	X		X1
R. E. McKee III
G. G. Michael	X1	X		X
K. O. Rattie				X
D. N. Rose
H. H. Simmons	X		X	X
C. B. Stanley
Meetings held in 2002	5	2	2	1
_____________
1Chairman

          Finance and Audit:  Reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company's outside auditors; monitors financing requirements, dividend policy, and investment relations activities; oversees compliance activities. The Company's common stock is listed on the New York Stock Exchange (NYSE) and is governed by its listing standards. The Committee has adopted a charter, officially referred to as a "Statement of Responsibilities," which has been updated to reflect the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE's new listing standards. The Company's Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE. The Committee's report is located on page 18.

          Management  Performance: Reviews the performance of top management, particularly Mr. Rattie, salary and compensation arrangements paid to the Company's officers; administers the Long-term Stock Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. All members are independent directors. The Committees' report begins at page 16.

          Nominating:  Recommends individuals for nomination to the Board of Directors. Will consider director candidates suggested by shareholders, but hasn't established formal procedure. As of February 11, 2003, all members are independent directors.

          Executive:  Acts on behalf of the Board of Directors and handles special assignments. The Chairman of the Committee (currently Mr. Kadlec) must be an independent director and functions as the Company's lead director.

Attendance at Board and Committee Meetings

          The Company's Board of Directors held four regular meetings during 2002; Board Committees held a total of 10 meetings. All directors attended at least 75 percent of the meetings. The Company's directors had an overall attendance percentage of 95.4 percent.

Directors' Compensation
The Company's nonemployee directors receive the following compensation for their service as directors:

Annual Retainer:	$18,000 (monthly installments of $1,500)
Board Meeting Fee:	$1,100
Committee Meeting Fee:	$900 ($1,100 for Chairman)
Telephone Attendance:	$800 (Board Meetings) $600 (Committee Meetings) $800 (Chairmen)

The retainers and meeting fees were increased effective January 1, 2003. Prior to that date, directors received an annual retainer of $15,600, Board meeting fees of $1,000, and Committee meeting fees of $800 ($1,000 for Chairman). Directors also receive annual retainer fees of $4,800 (monthly installments of $400) and meeting fees of $700 (increased from $600 as of January 1, 2003) for service as directors of the Company's primary subsidiaries.

          Outside directors can defer the receipt of their fees and have such deferred fees credited with interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock.

          Directors also receive annual grants of nonqualified stock options at the first regular meeting of the Board of Directors. On February 11, 2003, eligible directors, with the exception of Messrs. Early, Hawkins, Kadlec, and Michael, each received a stock option to purchase 7,000 shares. The named directors received the following options:

R. D. Kadlec	Chairman of the Executive Committee	10,000
G. G. Michael	Chairman of the Finance and Audit Committee	10,000
P. J. Early	Chairman of the Management Performance Committee	9,000
W. W. Hawkins	Chairman of the Nominating Committee	9,000
The options are priced at the closing price on February 11, 2003, which was $27.11.
Outside directors can elect to receive their fees in shares of stock. The plan for providing payment of fees in stock has been approved by the Company's shareholders.

          The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Rattie, Rose and Stanley, indemnifying them as directors. The form of these agreements has been approved by the Company's stockholders.

Directors' Retirement Policy

          In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

Certain Relationships and Related Transactions

          There are no relationships or related transactions between the Company and any of its directors that are required to be disclosed pursuant to federal securities laws. The information presented below is provided at the request of the individual directors.

          Ms. Beck serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. In 2002, the Company offered a self-insured option through IHC to employees under the Company's health plan. In 2002, the Company and its subsidiaries paid IHC a total sum of $870,993 in administrative fees. The terms of the relationship between IHC and the Company are available to other large employer groups

          Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions, which is priced comparably with other bank credit arrangements. Some Company subsidiaries have accounts with Zions; these accounts have commercial terms available to other clients.

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

          The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each executive officer named on page 10 and all directors and executive officers as a group as of March 1, 2003 (unless otherwise noted). Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Owned	Right to Acquire[1]	Percent of Class[2]	Phantom Stock Units[3]
Teresa Beck	614	19,200	*	4,744
R. D. Cash[4,5,6]	354,235	878,221	1.48	69,850
P. J. Early	14,000	33,600	*	12,335
L. Richard Flury	2,000	0	*	0
J. A. Harmon	80,528	6,400.11		2,380
W. Whitley Hawkins	16,565	50,000	*	3,716
Robert E. Kadlec[8]	23,680	62,800.11		0
Robert E. McKee III	0	0	0	0
Gary G. Michael	8,000	16,000	*	13,148
Gary L. Nordloh[5,9]	32,412	202,750.29		0
S. E. Parks[5,6,7]	98,097	152,449.30		2,855
K. O. Rattie[5,6,7]	68,256	135,000.25		5,198
D. N. Rose[5,7]	115,878	111,086.28		14,578
Harris H. Simmons	8,800	60,000	*	17,674
Charles B. Stanley[5,7]	35,155	43,750	*	538
All directors and executive officers (21 individuals including those listed above)	1,163,184	2,079,874	3.84	169,812
____________
1Shares that can be acquired by exercising stock options within 60 days of March 1, 2003.

   2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

   3Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company's common stock as does investment in actual shares of common stock.

   4Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 108,573 shares of the Company's common stock as of March 1, 2003. As Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total set opposite his name.

   5The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes equivalent shares of stock through such plan as of March 1, 2003 as follows: Mr. Rattie, 883 shares; Mr. Rose, 47,490 shares; Mr. Stanley, 1,578 shares; and Mr. Parks, 21,148 shares. Messrs. Cash and Nordloh have each received a termination distribution of shares held through such plans.

   6Of the total shares reported for Mr. Cash, 33,433 shares are owned by his family's private foundation and 6,936 shares are in family trusts for which Mr. Cash shares voting and investment control. Mr. Cash disclaims any economic interest in such shares. Some of Mr. Parks' record shares are owned jointly with his spouse. Some of Mr. Rattie's non-restricted shares are owned jointly with his spouse.

   7Messrs. Rattie and Stanley were each granted shares of restricted stock when they were hired. They and the Company's other executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Messrs. Rattie and Stanley were each awarded special restricted stock grants on February 11, 2003. Mr. Rattie's 30,000 shares begin to vest on February 11, 2006 and will vest in three annual installments. Mr. Stanley's 15,000 shares granted in 2003 vest on February 11, 2006. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of February 28, 2003: Mr. Rattie, 39,546 shares; Mr. Rose, 2,386 shares; Mr. Stanley, 29,836 shares; and Mr. Parks, 932 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

8Mr. Kadlec's wife beneficially owns 400 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.
9Mr. Nordloh retired as an executive officer on October 31, 2002. He continues to serve as a director of Questar Market Resources.
SECURITY OWNERSHIP, PRINCIPAL HOLDERS
The following table sets forth information, as of December 31, 2002, with respect to each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	7,725,000 Investment Advisor[1]	9.5
____________
1In the Schedule 13G dated February 10, 2003, Capital indicated that it had sole power to dispose of 7,725,000 shares but had no power, sole or shared, to vote any shares.
EXECUTIVE COMPENSATION
The following Summary Compensation Table lists compensation earned by Mr. Rattie and the other five most highly compensated executive officers during 2000, 2001, and 2002.

Summary Compensation Table
		Annual Compensation		Long Term Compensation		All Other
Name and Principal Position	Year	Base Salary ($)	Bonus ($)[1]	Restricted Stock Awards ($)[2]	Options ($)[3]	Compensation ($)[4]
Keith O. Rattie[4,5]	2002	442,917	140,178	69,022	140,000	48,028
President and Chief Executive Officer	2001	366,667	190,426	666,234	200,000	115,319
R. D. Cash[5,6]	2002	200,000	117,233	0	200,000	88,126
Chairman of the Board	2001	583,333	452,317	147,317	180,000	42,948
	2000	500,000	263,218	263,182	198,440	27,494
D. N. Rose	2002	327,667	131,375	64,684	82,000	23,968
President and Chief Executive Officer	2001	313,983	126,462	59,808	77,000	20,916
Questar Regulated Services	2000	303,900	91,803	91,761	115,500	16,358
G. L. Nordloh[5,6]	2002	287,917	92,878	0	82,000	29,024
President and Chief Executive Officer	2001	331,000	156,521	86,866	77,000	65,350
Market Resources Companies	2000	318,000	109,814	108,679	115,500	19,139
Charles B. Stanley	2002	255,417	61,723	502,514	175,000	84,101
President and Chief Executive Officer
Market Resources Companies
S. E. Parks	2002	227,083	51,352	25,267	45,000	20,194
Senior Vice President, Treasurer	2001	210,167	71,442	35,182	40,000	17,256
and Chief Financial Officer	2000	196,667	53,713	53,667	52,500	10,261
____________

   1Amounts listed under this heading for 2002 include cash payments awarded under the 2002 Annual Management Incentive Plans (AMIPs) and cash payments awarded under the 2002 general employee compensation plans adopted by Market Resources (Market Resources Plans).

   2Amounts under this heading for 2002 include the value (as of the grant date) of shares of restricted stock granted in 2002 to Mr. Stanley and the shares of restricted stock granted, in lieu of cash, as partial payment of bonuses earned under the 2002 AMIPs. (No shares of restricted stock were granted to executive officers under the Market Resources Plans for 2002.) Mr. Stanley's shares vest in three equal annual installments beginning one year after grant. The shares of restricted stock granted in 2003 for the 2002 AMIPs vest in one installment on the first business day in February one year following the grant date. Shares of restricted stock granted under the AMIPs for 2000 and shares of restricted stock granted under the Market Resources Plans for 2000 and 2001 vest in two annual, equal installments on the first business day in February of the first and second year following the grant date. As retired employees, Messrs. Cash and Nordloh received bonus payments for 2002 in cash only. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 2002, the officers named above owned the following shares of restricted stock: Mr. Rattie, 18,086 shares worth $503,152; Mr. Rose, 4,244 shares worth $118,068; Mr. Stanley, 21,000 shares worth $584,220; and Mr. Parks, 2,491 shares worth $69,549.

3The 2000 options reflected a one-time decision to grant options that were approximately 150 percent of original recommendations.
4The 2002 figures include:

Name	Employee Investment Plan Contributions ($)	Deferred Plans Contributions ($)	Unused Vacation ($)	Taxable Moving Expenses Inputed Interest/Tax Gross Up
Mr. Rattie	9,000	30,179	8,848	0
Mr. Cash	8,800	44,320	34,806	0
Mr. Rose	9,000	14,968	0	0
Mr. Stanley	8,800	1,769	0	73,532
Mr. Nordloh	8,800	22,015	0	123
Mr. Parks	9,000	6,771	4,423	0

   5Mr. Rattie joined the Company on February 1, 2001 as President and was named Chief Executive Officer effective May 1, 2002. Mr. Cash retired as an employee effective April 30, 2002 and resigned as Chief Executive Officer as of such date. Mr. Nordloh retired as an employee effective October 31, 2002 and was replaced by Mr. Stanley as President and Chief Executive Officer of the Market Resources group. From January 31, 2002 to November 1, 2002, Mr. Stanley served as Executive Vice President and Chief Operating Officer of the Market Resources group.

6Messrs. Cash and Nordloh have one-year consulting contracts with the Company and Questar Market Resources, respectively. Their contractual payments are not included in the figures listed above.

   7The Company paid specified relocation and moving expenses for Mr. Stanley during 2002. It also entered into a three-year "loan" with him dated January 31, 2002, that is forgiven in three annual installments through completion of service.

          The following table lists information concerning the stock options that were granted to the Company's named executive officers during 2002 under the Company's Long-term Stock Incentive Plan. Mr. Stanley was granted a special option to purchase 100,000 shares of stock on his appointment. No stock appreciation rights (SARs) were granted during 2002; none have been granted under the Plan.

Option/Grants in Last Fiscal Year
Name	Options Granted (#)[1]	% of Total Options Granted to Employees in Last Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value ($)[2]
R. D. Cash	200,000	15.4	22.95	4/30/2009[3]	1,316,000
K. O. Rattie	140,000	10.8	22.95	2/11/2012	921,200
D. N. Rose	82,000	6.3	22.95	2/11/2012	539,560
C. B. Stanley	100,000 75,000	7.7 5.8	23.95 22.95	1/31/2012 2/11/2012	658,000 493,500
G. L. Nordloh	82,000	6.3	22.95	10/31/2009[3]	539,560
S. E. Parks	45,000	3.5	22.95	2/11/2012	296,100
__________

   1These stock options vest in four annual, equal installments, with the first installment exercisable as of July 31, 2002 (Mr. Stanley's special option) and August 11, 2002 (all other options). Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised within 12 months following a participant's death or disability. Options may be exercised after retirement for terms specified in the terms of the individual option agreements.

   2When calculating the present value of options as of the dates granted (January 31, 2002 and February 11, 2002); the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 30.5 percent, a risk-free interest rate of 4.98 percent, a dividend yield of 3.14 percent, and an average life of 7.30 years.

   3The 2002 options granted to Messrs. Cash and Nordloh beneficially vested on an accelerated basis on August 11, 2002 and November 1, 2002, respectively. The expiration date for such options is seven years after retirement.

The following table lists information concerning the stock options that were exercised by the named executive officers during 2002 and the total options and their value held by each at year-end 2002.

Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values
	Shares Acquired or Exercised[1] (#)	Value Realized ($)	Number of Unexercised Options at Year-End (#)		Value of Unexercised, In-the-Money Options At Year-End ($)[1]
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
R. D. Cash	39,518	435,652	893,056	0	6,269,112	0
K. O. Rattie	0	0	135,000	205,000	190,450	531,350
D. N. Rose	80,838	1,011,148	174,912	128,875	1,140,327	669,683
C. B. Stanley	0	0	43,750	131,250	188,063	564,188
G. L. Nordloh	47,500	465,775	222,750	0	1,114,615	0
S. E. Parks	10,000	132,200	152,449	66,875	1,246.529	32,625
____________

   1The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. This table does not reflect any taxes paid by the named executives as a result of exercising options or selling all or any portion of the shares obtained as a result of exercising options. The current value of the shares may be higher or lower than the aggregate value reported in the table.

Retirement Plans

          The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 2002, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 2002, do not include Social Security benefits, and reflect a 50 percent surviving spouse benefit. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

Pension Plan Table
Highest Consecutive Three-Year Average Annual Compensation	Years of Service
	15	20	25	30	35
$250,000	67,700	90,267	112,833	119,083	125,333
300,000	81,950	109,267	136,583	144,083	151,583
350,000	96,200	128,267	160,333	169,083	177,833
400,000	110,450	147,267	184,083	194,083	204,083
450,000	124,700	166,267	207,833	219,083	230,333
500,000	138,950	185,267	231,583	244,083	256,583
550,000	153,200	204,267	255,333	269,083	282,833
600,000	167,450	223,267	279,083	294,083	309,083
650,000	181,700	242,267	303,833	319,083	335,333
700,000	195,950	261,267	326,583	344,083	361,583

          The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit that is calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

          Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to make advance elections to receive lump-sum payments. With the exception of Messrs. Rattie and Stanley, all of the officers listed in the table have vested benefits under the SERP; all of the listed officers earn annual compensation in excess of the current cap of $200,000.

Information concerning compensation, final average earnings, and years of service as of December 31, 2002, for the four active employees is shown below:

Name	2002 Retirement Benefit Compensation	Final Average Earnings	Year of Service
K. O. Rattie	815,576	622,629	2.0
D. N. Rose	496,780	421,843	34.0
C. B. Stanley	270,642	270,642	1.0
S. E. Parks	325,376	268,755	28.4

          Each officer's 2002 compensation for purpose of the Company's retirement plans is different than shown on the table because the former includes cash payments when made, not when earned; the value of restricted stock when distributed, not granted; and includes dividends paid on shares of restricted stock.

Consulting Contracts

          Mr. Cash has a consulting contract that became effective May 1, 2002. In return for an annual fee of $200,000 payable in monthly installments, Mr. Cash furnishes advisory services on such matters as investor relations activities, charitable contributions, and employee benefits. His contract extends through his service as Chairman of the Board.

          The Company entered into a one-year consulting contract with Mr. Nordloh upon his retirement as President and Chief Executive Officer of the Company's Market Resources unit. In return for an annual fee of $120,000 payable in monthly installments, Mr. Nordloh agreed to advise Mr. Stanley on any matters relating to the unit and to refrain from competing with the Company's areas of interest.

Employment Contracts

          Messrs. Rattie and Stanley each have three-year employment agreements with the Company. Pursuant to the terms of his agreement, which was effective February 1, 2001, Mr. Rattie was given a special option to purchase 100,000 shares, a one-time grant of 21,000 shares of restricted stock, and a relocation allowance of $50,000. Other contractual commitments included consideration for the position of Chief Executive Officer, payment of a specified salary and benefits if terminated within the duration of the contract, and a 30-day period of time following termination within the contract period in which to exercise vested stock options.

          Pursuant to the terms of the Company's agreement with Mr. Stanley, which became effective January 31, 2002, he was given a special option to purchase 100,000 shares, a one-time grant of 21,000 shares of restricted stock, and a cash loan of $140,000 for relocation expenses and forfeiture of bonuses earned with his predecessor employer. Any loan payments are forgiven on an annual basis with Mr. Stanley's service. The Company also agreed to make up the tax impact of imputed interest charged in conjunction with the loan. Other contractual commitments included consideration for the position of Chief Executive Officer of the Market Resources unit and a position on the Board of Directors if named Chief Executive Officer, payment of specified salary and benefits upon termination within the duration of the contract, and a 30-day period of time following termination within the contract period in which to exercise vested stock options.

Executive Severance Compensation Plan

          The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary, cash bonuses, and miscellaneous benefits upon a termination of their employment (as defined in the plan).

          The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $1,020,000 to Mr. Rattie: $686,000 to Mr. Rose; $630,000 to Mr. Stanley; and $520,000 to Mr. Parks. The Company's executive officers would also receive cash bonuses, supplemental retirement benefits, and welfare plan benefits. As retired officers, Messrs. Cash and Nordloh do not participate in the Company's Executive Severance Compensation Plan.

          Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 25 percent or more of the Company's outstanding shares of common stock.

CUMULATIVE TOTAL SHAREHOLDER RETURN

          The following graph compares the cumulative total return of the Company's common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., which is a peer group of six diversified natural gas companies selected by the Company, and the S&P Composite-500 Stock Index. The Company believes performance of the six peer company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies. (The six peer companies are Energen Corporation; Equitable Resources, Inc.; Kinder Morgan, Inc.; National Fuel Gas Company; ONEOK, Inc.; and Southwestern Energy Company.)

	1997	1998	1999	2000	2001	2002
Questar	100.00	89.85	72.16	149.70	128.21	146.54
Six Peers	100.00	85.85	82.35	167.02	160.92	143.72
S&P 500	100.00	128.58	155.64	141.47	124.66	97.11

          The graph assumes $100 is invested at the close of trading on December 31, 1997 in the Company's common stock, the equities of peer companies, and the S&P 500 Index. It also assumes all dividends are reinvested. For 2002, the Company had a return of 14.3 compared to a return of -11.0 percent for the Questar peer group, and a return of -22.1 percent for the S&P Index. For the five-year period, the Company had a compound annual return of 7.9 percent compared to returns of 7.4 percent for the Questar peer group and -0.6 percent for the S&P 500 Index.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Management Performance Committee (Committee) is a Committee of outside directors that is chaired by Patrick J. Early. Our other members include Teresa Beck, James A. Harmon, W. Whitley Hawkins, Robert E. Kadlec, and Gary G. Michael. We review and approve all elements of the total compensation program for officers of the Company and administer the Company's Long-term Stock Incentive Plan. We monitor the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. We believe that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. We determined that the total compensation earned by the Company's officers in 2002 achieved these objectives and is fair and reasonable.

          Each year, we review the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compare such performance to specified groups of peer companies.

          We also assess the individual performance of officers, particularly the performance of Keith O. Rattie and the other named executive officers listed in the Summary Compensation Table. We periodically direct outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers.

          The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

          We review base salaries for the Company's officers on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. We have historically awarded salary increases to Mr. Rattie and other officers based on an assessment of each officer's comparison with survey data, responsibilities, experience and performance. The salaries earned by the named executive officers during 2002 are listed in the table shown on page 11.

Annual Bonuses

          All Company officers, but particularly the highest paid officers shown in the table, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, we review and approve annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity, total shareholder return) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after we review actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

          An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. We also determine the allocation of each officer's target bonus between business unit results and consolidated results. Two-thirds of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest approximately a year after being granted. Messrs. Nordloh (prior to his retirement) and Stanley also participate in general employee compensation plans adopted for the Market Resources unit.

Stock Options

          Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. As a general rule, we use the prior year's grant as the basis for determining each subsequent year's grant for the named executive officers, but we do change the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be adjusted. These grants are awarded pursuant to the terms of an omnibus Long-term Stock Incentive Plan, which allows us broad flexibility to use a wide range of stock-based performance awards.

          Stock options, from our perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

          We have established stock ownership guidelines for officers. (Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

          Information concerning the stock options granted to the Company's highest ranking executive officers in 2002 is included in the table labeled "Option/Grants in Last Fiscal Year." The table labeled "Option Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 2001 and the year-end value of their remaining stock options.

Specific Compensation Decisions

          We believe that the bonuses paid to the Company's officers for 2002 performance reflect the success achieved by the Company during a difficult and volatile environment. We were particularly pleased that the Company improved its total shareholder return comparison and decreased its debt as an overall percentage of capital, which were two of the consolidated goals. The Company met its minimum net income goal, even as its overall performance was negatively affected by lower than expected prices for natural gas volumes and as it was required to take a first-quarter writedown to reflect the new accounting principle for goodwill.

          We recommended that Mr. Rattie be named to the position of Chief Executive Officer effective May 1, 2002, at a base salary of $460,000, and we recommended his salary be increased to $510,000 effective March 1, 2003. We granted him an option to purchase 150,000 shares in February of 2003 and 30,000 shares of restricted stock that will begin to vest after three years. We also increased his target bonus to 75 percent of his pre-March 1, 2003, base salary or $345,000.

We determined to change some of the specific performance goals and such weightings for goals but we continued to emphasize a combination of financial and operating goals.
Miscellaneous

          We support the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, we support the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first-class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

          Federal tax law precludes the Company from deducting compensation paid in excess of $1 million per year to any named executive officer. Performance-based compensation, however, is not subject to this deductibility limit. Awards under the Company's Long-term Stock Incentive Plan qualify for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options. The Company's cash bonus plans do not qualify as performance-based plans.

			Management Performance Committee
				Patrick J. Early, Chairman Teresa Beck James A. Harmon W. Whitley Hawkins Robert E. Kadlec Gary G. Michael
INDEPENDENT AUDITORS

          Ernst & Young L.L.P. ("Ernst & Young"), independent auditors, has audited the accounts of the Company for a number of years, including 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Audit Fees
The following table presents fees for the audit of the Company's annual consolidated financial statements for 2002 and for other services provided by Ernst & Young:

Audit Fees	$ 406,827
Financial Information Systems Design and Implementation	$ 0
All other Fees Audit Related Fees Other non-Audit Services	$ 267,003 $ 18,315
Total	$ 692,145

AUDIT COMMITTEE REPORT

          Our Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2002. We have also discussed with Ernst & Young, the Company's independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61.

          We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company. We have considered whether Ernst & Young's provision of services to generate the miscellaneous fees listed above is compatible with maintaining its independence. We have also discussed with the Company's officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

          Based on our review and discussions, we have recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

          Our Committee originally adopted a Statement of Responsibilities in May of 1997 and revised it several times in response to the adoption or proposal of new requirements by the Securities and Exchange Commission and the New York Stock Exchange

Finance and Audit Committee
Gary G. Michael, Chairman Teresa Beck L. Richard Flury James A. Harmon Robert E. Kadlec Harris H. Simmons
ANNUAL REPORT AND FORM 10-K REPORT

          Questar has recently mailed an annual report for 2002 to shareholders of record. The Company does take advantage of the special "householding" rules recently adopted by the Securities and Exchange Commission to mail single copies of the annual report (not the proxy statement) to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will promptly send a separate copy of the annual report to you if you live at a shared address that only received a single copy. Please contact Connie C. Holbrook at 180 East 100 South, Salt Lake City, Utah 84111, or 801-324-5202, if you want to receive a separate copy of the annual report now or in the future or if you want to request that only one copy of the annual report be sent to your address if you are currently receiving multiple copies of it.

          We will also send you without charge a copy of our Annual Report on Form 10-K (excluding exhibits) that was filed with the Securities and Exchange Commission. You can contact the person identified above to make the request.

SECTION 16(a) COMPLIANCE

          Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied for 2002.
OTHER MATTERS

          Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

          The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal.

          If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

By order of the Board of Directors
/s/ Connie C. Holbrook
Connie C. Holbrook Senior Vice President, General Counsel and Secretary